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                                                                      EXHIBIT 11
                         MCDERMOTT INTERNATIONAL, INC.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


                                                                  THREE                               SIX
                                                               MONTHS ENDED                       MONTHS ENDED
                                                          ----------------------            ------------------------
                                                          9/30/95        9/30/94            9/30/95          9/30/94
                                                          -------        -------            -------          -------
Income (loss) before cumulative effect of
   accounting change                                  $     9,054    $      (3,262)   $      17,886    $         (144)
Less dividend requirements of preferred
   stock, Series C                                          2,067            2,067            4,133             4,133
---------------------------------------------------------------------------------------------------------------------

Income (loss) before cumulative effect of
   accounting change applicable to
   common stock                                             6,987           (5,329)          13,753            (4,277)
Cumulative effect of accounting change                     -               -                  -                (1,765)
---------------------------------------------------------------------------------------------------------------------

Net income (loss) for primary computation             $     6,987    $      (5,329)   $      13,753    $       (6,042)
=====================================================================================================================
Weighted average number of common
   shares outstanding during the period                54,197,329       53,568,530       54,107,556        53,523,543

Common stock equivalents of stock options
   and stock appreciation rights based on
   "treasury stock" method                                162,310         -                 278,817          -
---------------------------------------------------------------------------------------------------------------------

Weighted average number of common
   and common equivalent shares
   outstanding during the period                       54,359,639       53,568,530       54,386,373        53,523,543
=====================================================================================================================

Earnings (loss) per common and
   common equivalent share: (1)
Income  (loss) before cumulative effect
   of accounting change                               $      0.13    $       (0.10)   $        0.25    $        (0.08)
Accounting change                                            -                -                -                (0.03)
---------------------------------------------------------------------------------------------------------------------

Net income (loss)                                     $      0.13    $       (0.10)   $        0.25    $        (0.11)
=====================================================================================================================


(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the periods presented.


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